Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-197510 and 333-204327) of Grubhub Inc. of our report dated December 19, 2017 on the carve-out financial statements of Eat24, LLC, which is included in this Current Report on Form 8-K/A.

/s/ Crowe Horwath LLP

Oak Brook, Illinois

December 19, 2017